EXHIBIT 5


                                   CUTLER LAW GROUP
                                   Attorneys at Law
                    www.cutlerlaw.com     M. Richard Cutler, Esq.
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Competitive Technologies, Inc.
777 Commerce Drive
Suite 100
Fairfield, CT 06825

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Competitive Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 500,000 shares of Company common stock issuable in connection with the Company's 1997 Employees' Stock Option Plan, 80,000 shares of Company common stock issuable in connection with the Company's 1996 Directors' Stock Compensation Plan and 50,000 shares of Company common stock issued to M. Richard Cutler on behalf of Cutler Law Group for legal services.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about
March 20, 2007 (the "Registration Statement").   We  further have examined the
Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ M. Richard Cutler

                              Cutler Law Group